UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)

  FAIRFAX FINANCIAL HOLDINGS LTD.
(Name of Issuer)

      Subordinate Voting Shares
(Title of Class of Securities)

         303901102
(CUSIP Number)

         December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[ X ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 303901102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Peter Cundill & Associates (Bermuda) Ltd., N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 1,919,885

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 1,919,885

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,919,885

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.73%

12.	Type of Reporting Person (See Instructions) CO, IA

CUSIP No. 303901102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Cundill Investment Research Ltd., N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 442,826

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 442,826

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 442,826

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 2.48%

12.	Type of Reporting Person (See Instructions) CO, IA

CUSIP No. 303901102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Peter Cundill Holdings (Bermuda) Ltd., N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 1,919,885

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 1,919,885

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,919,885

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 10.73%

12.	Type of Reporting Person (See Instructions) HC

CUSIP No. 303901102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). The Peter Cundill Trust, N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	X

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 2,362,711

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 2,559,661

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,362,711

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 13.21%

12.	Type of Reporting Person (See Instructions) OO

Item 1.
	(a)	Name of Issuer: Fairfax Financial Holdings Ltd.
	(b)	Address of Issuer's Principal Executive Offices: 95 Wellington Street West Suite 800 Toronto, Ontario, Canada MJ5 2N7

Item 2.
(a)

Name of Persons Filing

(1) Peter Cundill & Associates (Bermuda) Ltd. ("PCB")

(2) Cundill Investment Research Ltd. ("CIR")

(3) Peter Cundill Holdings (Bermuda) Ltd. ("Holdings")

(4) The Peter Cundill Trust ("Trust")

(b)

Address of Principal Business Office or, if none, Residence

PCB, Holdings and Trust:

15 Alton Hill

Southampton SN01 Bermuda

CIR:

1055 West Georgia Street, Suite 2150

Vancouver, British Columbia V6E 3R5

	(c)	Citizenship PCB, Holdings and Trust: Bermuda CIR: Canada
	(d)	Title of Class of Securities: Subordinate Voting Shares
	(e)	CUSIP Number: 303901102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: (i) PCB: 1,919,885 (ii) CIR: 442,826 (iii) Holdings: 1,919,885 (iv) Trust: 2,362,711
	(b)	Percent of class: (i) PCB: 10.73% (ii) CIR: 2.48% (ii) Holdings: 10.73% (iii) Trust: 13.21%
	(c)	Number of shares as to which the person has:
		(1)	Sole power to vote or to direct the vote: (i) PCB: 1,919,885 (ii) CIR: 442,826 (iii) Holdings: 0 (iv) Trust: 0
		(2)	Shared power to vote or to direct the vote: (i) PCB: 0 (ii) CIR 0 (iii) Holdings: 1,919,885 (iv) Trust: 2,362,711
		(3)	Sole power to dispose or to direct the disposition of: (i) PCB: 1,919,885 (ii) CIR: 442,826 (iii) Holdings: 0 (iv) Trust: 0
		(4)	Shared power to dispose or to direct the disposition of: (i) PCB: 0 (ii) CIR: 0 (iii) Holdings: 1,919,885 (iv) Trust: 2,362,711

Item 5.	Ownership of Five Percent or Less of a Class: Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person: Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable

Item 8.	Identification and Classification of Members of the Group: Not Applicable

Item 9.	Notice of Dissolution of Group: Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                      PETER CUNDILL & ASSOCIATES (BERMUDA) LTD.

Date:  February 14, 2006                             By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

                                                                    CUNDILL INVESTMENT RESEARCH LTD.

Date:  February 14, 2006                              By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

                                                                      PETER CUNDILL HOLDINGS (BERMUDA) LTD.

Date:  February 14, 2006                              By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

                                                                      THE PETER CUNDILL TRUST

Date:  February 14, 2006                              By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

EXHIBIT 1

JOINT FILING AGREEMENT AMONG PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., AND THE PETER CUNDILL TRUST

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:

PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., AND THE PETER CUNDILL TRUST hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                                                      PETER CUNDILL & ASSOCIATES (BERMUDA) LTD.

Date:  February 14, 2006                              By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

                                                                    CUNDILL INVESTMENT RESEARCH LTD.

Date:  February 14, 2006                              By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

                                                                      PETER CUNDILL HOLDINGS (BERMUDA) LTD.

Date:  February 14, 2006                              By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

                                                                      THE PETER CUNDILL TRUST

Date:  February 14, 2006                              By:  /s/ Patrick W.D. Turley

                                                                                Patrick W.D. Turley

                                                                                Attorney-in-Fact*

*Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.